Exhibit 99:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation
Reports Record Net Income for the Quarter and Year Ended December 31, 2004;
Total Assets of $1.2 Billion

     Winston-Salem, North Carolina, January 31, 2005 – Southern Community Financial Corporation (Nasdaq: SCMF and SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust, announced record net income for the year ended December 31, 2004 of $8.1 million, an increase of 121.2% over net income of $3.7 million earned in 2003. The Company completed the acquisition of The Community Bank in the first quarter of 2004, which has provided much of the year-over-year growth. Diluted earnings per share for the year were $0.45, up 12.5% from the $0.40 reported for 2003. Net income for the fourth quarter of 2004 was $2.4 million, or $0.13 per diluted share versus net income of $836,000, or $0.09 per diluted share reported for the year-ago fourth quarter.

       Recent significant milestones achieved:

➢	Completed the acquisition of The Community Bank raising assets to over $1 billion and increasing the number of banking offices to 18.

➢	Opened a loan production office in Mooresville, North Carolina.

➢	Redeemed all of the outstanding 7.25% Cumulative Convertible Trust Preferred Securities (SCMFP) on March 12, 2004.

➢	Paid an annual cash dividend of $0.11 per share on March 15, 2004.

➢	Declared second consecutive annual cash dividend of $0.12 per share on January 19, 2005.

➢	Added to the Russell 3000 Index on June 25, 2004.

➢	Completed the acquisition of 2 residential offices from Davidson Mortgage to compliment the move into Mooresville.

➢	Merged its two banking units, Southern Community Bank and Trust and The Community Bank into a single bank; and

➢	Converted core data processors and began in-house item processing for the combined Bank.

     Net interest income for the fourth quarter of 2004 was $9.1 million or 63.0% higher than the $5.6 million earned in the fourth quarter of 2003. For the year, net interest income rose to $35.0 million, a 64.6% increase over the $21.3 million reported for the year ended December 31, 2003. The Company’s net interest margin for the fourth quarter was 3.29%, compared with 3.28% for the third quarter of 2004 and 3.05% for the same period in 2003. For 2004, the net interest margin was 3.31% compared with 3.25% for 2003. The increase in the net interest margin was primarily related to higher yields on loans as a result of increases in the prime rate in addition to continued improvement in the Company’s asset mix.

     Non-interest income for the year ended December 31, 2004 was $7.4 million, an increase of 48.6% over the $5.0 million reported for the corresponding 2003 period. For the three months ended December 31, 2004 and 2003, non-interest income was $2.2 million and $1.1 million, respectively. Growth in non-interest income during 2004 reflected the contribution made by The Community Bank. Non-interest expense for the fourth quarter of 2004 increased by 48.3% over the same period in 2003 and totaled $7.1 million compared to $4.8 million in the year ago period. Total non-interest expense for 2004 and 2003 was $27.5 million and $18.3 million, respectively. This increase reflects the higher expenses primarily due to the Community Bank acquisition, as well as normal salary and employee benefit increases.

     At December 31, 2004, total assets were $1.2 billion, an increase of $423.9 million or 53.0% from year-end 2003 assets of $798.5 million. The increase in total assets for the year was a result of the assets acquired in The Community Bank acquisition in addition to internal growth in the loan portfolio. The Bank’s loan portfolio, net of allowance for loan losses, increased to $783.6 million, an increase of $271.1 million or 52.9% from December 31, 2003, while on a linked quarter basis net loans increased $18.8 million or 2.5%. Total deposits expanded $270.0 million year-over-year to $845.2 million at December 31, 2004, an increase of $6.3 million over the prior quarter.

     The Company’s allowance for loan losses equaled $12.5 million, or 1.57% of total loans and 577% of non-performing loans at December 31, 2004. Net charge-offs as a percentage of average loans, a primary measure of credit quality, were 0.20% for the quarter and 0.19% for the year ended December 31, 2004, a significant improvement from 0.27% reported in the third quarter of 2004 and 0.29% for the year ended December 31, 2003. Non-performing loans totaled $2.2 million at year-end 2004 compared to $1.9 million at September 30, 2004.

     Stockholders’ equity totaled $136.9 million, or 11.20% of total assets at December 31, 2004 which represents an increase of $86.0 million, or 169.0% from $50.9 million for the year ago period. Regulatory capital ratios are all well in excess of the “well-capitalized” threshold.

     Southern Community Financial Corporation Chairman and Chief Executive Officer F. Scott Bauer commented, “This past year has been one of significant growth and positive changes for the future as we surpassed $1 billion in assets with the completion of The Community Bank merger. However, we have remained dedicated to providing quality service and value for our customers and are well-positioned to continue this effort in 2005. Furthermore, we are proud to have recently announced our second consecutive annual cash dividend of $0.12 per share on our common stock.”

     Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank, with eighteen banking offices throughout the Piedmont Triad region of North Carolina.

     Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

     This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Contact:	F. Scott Bauer, Chairman and CEO
(336) 768-8500